                                                                    EXHIBIT 11.1

                       FEDERATED DEPARTMENT STORES, INC.

            EXHIBIT OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                       (THOUSANDS, EXCEPT PER SHARE DATA)

                                                       52 WEEKS ENDED                     52 WEEKS ENDED
                                                      JANUARY 29, 1994                   JANUARY 30, 1993
                                               ------------------------------     ------------------------------
                                               SHARES                 INCOME      SHARES                 INCOME
                                               -------               --------     -------               --------
Net income and average number of shares
  outstanding................................  126,293               $193,248     111,350               $113,009
Earnings per share...........................              $1.53                              $1.01
PRIMARY COMPUTATION:
  Average number of common share equivalents:
     Shares to be issued to the U.S.
       Treasury..............................      163                                204
     Deferred compensation plan..............        3                                 --
     Stock options...........................      229                                 34
                                               -------               --------     -------               --------
       Adjusted number of common and common
          equivalent shares outstanding and
          adjusted net income................  126,688               $193,248     111,588               $113,009
       Primary earnings per share............              $1.53                              $1.01
FULLY DILUTED COMPUTATION:
  Additional adjustments to a fully diluted
     basis:
     Convertible notes.......................    8,564                  9,928          --                     --
     Stock options...........................        4                                 72
                                               -------               --------     -------               --------
       Adjusted number of shares outstanding
          and net income on a fully diluted
          basis..............................  135,256               $203,176     111,660               $113,009
                                               =======               ========     =======               ========
       Fully diluted earnings per share......              $1.50                              $1.01

                                       E-1